EXHIBIT 99.1

Evolution Closes Mineral & Royalty Acquisition, Adding Long-Term Production and Cash Flow

HOUSTON, TX — August 5, 2025 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced the closing of an acquisition of mineral and royalty interests in the SCOOP/STACK area of Oklahoma from a non-affiliated private seller in a cash transaction valued at approximately $17 million, subject to customary post-closing adjustments. The acquisition, effective May 1, 2025 (the “Effective Date”), was funded through a combination of cash on hand and borrowings under the Company's existing credit facility. The Company expects to receive the vast majority of the cash flow earned between the Effective Date and the closing date, August 4, 2025, within the next 90 days through receipt of a final closing statement.

Acquisition Highlights:

●	Mineral and Royalty interests provide ownership in high margin, long-life assets without any lifting costs typically associated with working interest ownership or associated future capital expenditures to support current and future free cash flow.
●	Immediately accretive to cash flow per share, enhancing Evolution’s dividend strategy.
●	Approximately 5,500 net royalty acres focused primarily in Grady and Canadian counties in Oklahoma.
●	Total of approximately 420 gross producing (PDP) wells and more than 650 drilling locations over roughly 140,000 gross acres, providing 10+ years of projected drilling inventory.
●	Drilling locations include 4 permitted locations, 59 locations where regulatory activity has been performed recently, and approximately 600 other undrilled locations, many located within some of the highest return areas of the SCOOP/STACK across multiple proven producing stacked pay intervals.
●	Net production at the Effective Date estimated at approximately 420 BOE/d (54% natural gas, 15% oil and 31% natural gas liquids).
●	High-quality, well-capitalized operators including Camino Natural Resources, Canvas Energy, Coterra Energy, Mach Resources, and Validus Energy.

Kelly Loyd, President and Chief Executive Officer, commented: "Building on our established presence and deep knowledge of the SCOOP/STACK, this complementary acquisition of mineral and royalty interests represents an exciting addition to our established portfolio of long-life, low-decline assets. We value this transaction utilizing similar metrics as we would for a non-op working interest acquisition, particularly when accompanied by substantial development upside that we expect will maintain or grow cash flow and significantly enhance our ability to pay dividends to our shareholders for years to come."

"We’re particularly enthusiastic about the anticipated robust, perpetual cash flows from the approximate 400 producing wells, along with over 650 undrilled locations that come with zero future capital obligations which presents meaningful upside. This structure uniquely positions Evolution to benefit from exceptional margins due to the minimal operating cost and the current and future drilling at no incremental cost to generate sustained returns. We anticipate this deal will set a strong foundation for future diversified growth and demonstrates our continued commitment to disciplined, value-accretive expansion."

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com